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PROSPECTUS SUPPLEMENT NO. 1                   FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED AUGUST 11, 2000                 REGISTRATION NO. 333-39488

                                YOUBET.COM, INC.

                                1,890,297 SHARES

                                  COMMON STOCK



         This Prospectus Supplement supplements the Prospectus dated August 11, 2000 (the "Prospectus") and relates to the resale by selling stockholders of the securities described in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling stockholders to prospective purchasers along with this Prospectus Supplement.

         The information in the "Selling Stockholders" section beginning on page A-1 of Appendix I of the Prospectus is hereby amended, (x) with respect to persons not previously listed in the Prospectus, by adding the information in the table on page 2 of this Prospectus Supplement, and (y) with respect to persons previously listed in the Prospectus, by superceding the information about such person with the information in the table on page 2 of this Prospectus Supplement.

         Information about selling stockholders may change over time. Changed information of which we become aware will be set forth in prospectus supplements to the extent required by the Securities Act of 1933, as amended, and the rules thereunder. We also will set forth in prospectus supplements any other additional information relating to selling stockholders to the extent so required.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.





               This Prospectus Supplement is dated April 24, 2003.



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                      SUPPLEMENTAL INFORMATION TO TABLE OF
                              SELLING STOCKHOLDERS


         The following table sets forth certain information concerning the resale of the shares of common stock by the selling stockholders. Unless otherwise described below, to our knowledge, no selling stockholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

         A selling stockholder may offer all or some portion of the shares of the common stock or the shares of common stock issuable upon exercise of the warrants. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders upon termination of sales pursuant to this prospectus. In addition, the selling stockholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

         As of March 31, 2003, 23,696,289 shares of our common stock were outstanding. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling shareholders.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rule, beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has the right to acquire within 60 days from March 31, 2003. Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

                                      S-2

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

                                                     OWNERSHIP OF COMMON STOCK PRIOR TO
                                                                THE OFFERING
                                                                                 NUMBER OF SHARES ISSUABLE
                                                            PERCENTAGE OF          UPON EXERCISE OF THE
  NAME OF SELLING STOCKHOLDER       NUMBER OF SHARES          OWNERSHIP         WARRANTS AND OFFERED HEREBY
  ---------------------------       ----------------          ---------         ---------------------------

1st Zamora Corporation                   107,000                   *                      107,000
Andrew Kent Robertson                     3,200                    *                       3,200
Bert Borman IRA                           8,000                    *                       8,000
Boulder Family Partnership               100,000                   *                      100,000
Bruce Kurchack                           18,000                    *                       18,000
Christopher Bauer                          400                     *                        400
Cornell and Ann Timney                    1,000                    *                       1,000
Daniel Fagen                              1,800                    *                       1,800
Darlene Oliva Adler                        66                      *                         66
Dassity Inc.                              8,800                    *                       8,800
David Marshall, Inc.1                   2,001,765                8.45%                     27,939
David Nemelka                             2,400                    *                       2,400
Donald Newland                             29                      *                         29
Donna Arnold Trust                        6,400                    *                       6,400
Doug Tung                                  151                     *                        151
Emanuel E. Geduld                        166,750                   *                      166,750
Fern Hill Capital                        333,500                 1.41%                    333,500
Fitz Ho                                    77                      *                         77
J. Paul Consulting                       10,000                    *                       10,000
James Acheson                             4,000                    *                       4,000
James W. Toot                            10,000                    *                       10,000
John Bodgan                               3,830                    *                       3,830
John Greiner                               243                     *                        243
John Smith                                4,000                    *                       4,000
Lawrence R. Lucas2                      1,174,100                4.95%                     4,000
Marshall Gift Trust                       6,000                    *                       6,000
McKinley Capital                          8,500                    *                       8,500
Morton Jennings LLC                      166,750                   *                      166,750
Owen & Associates                         6,500                    *                       6,500
Paterson & Sons Holding                   1,400                    *                       1,400
Polaris Galleria                           500                     *                        500
Polina Komberg                            3,267                    *                       3,267
Rice Voelker LLC                         40,000                    *                       40,000
Richard Gilder                           333,500                 1.41%                    333,500
Robert & Ellen Deuchman                   4,000                    *                       4,000
Robinson Gear                             4,000                    *                       4,000
Roy Kim                                   2,000                    *                       2,000
Russell M. Fine3                        1,347,942                5.69%                     20,171
Sid Marshall                             60,000                    *                       60,000
Stan Kramer                                400                     *                        400
Steve & Charlene Ustin                    3,200                    *                       3,200
Steve Abrams                              6,000                    *                       6,000
Steve Maniaci                             1,600                    *                       1,600
Stuart & Marcia Fine                      4,000                    *                       4,000
Summer Breeze                            50,000                    *                       50,000
Summer Ventures                           2,800                    *                       2,800
Tim Eastman                                193                     *                        193
Tradeco                                  10,000                    *                       10,000
Virginia Rodriquez                         430                     *                        430
Zweig-DiMenna Int. Ltd.                  176,422                   *                      176,422
Zweig-DiMenna Investors                   3,068                    *                       3,068
Zweig-DiMenna Partners                   99,183                    *                       99,183
Zweig-DiMenna Select                     20,477                    *                       20,477
Zweig-DiMenna Special Opp.               34,351                    *                       34,351
         Total                          4,400,368               18.40%                   1,890,297
----------------------

*  Less than 1.0%

                                      S-3

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(1) David M.  Marshall:  Consists of (1) 845,787 of common stock owned,  (2) 100 shares of common stock represented by a fully vested stock option, (3) 127,939 shares of common stock represented by exercisable warrants, and (4) 1,000,000 shares of common stock represented by vested stock options granted pursuant to a Services Agreement between the Company and David Marshall, Inc. Excludes shares of common stock and common stock purchase warrants owned by the Memorial Gift Trust for which Sid Marshall, David's father, functions as Trustee.

(2) Lawrence R. Lucas: Consists of (1) 70,100 shares of common stock represented by fully vested stock options, (2) 100,000 shares of common stock represented by exercisable warrants and (3) 1,000,000 shares of common stock represented by vested stock options granted pursuant to a Services Agreement between the Company and Conor Communications Company.

(3) Russell M. Fine:  Includes 100 shares of common stock represented by a fully
vested  stock  option  and  120,171  shares  of  common  stock   represented  by
exercisable common stock purchase warrant.


                                      S-4

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